KPMG Peat Marwick LLP
P.O. Box 31002                                              Exhibit 23.(a)
St. Petersburg, FL  33732



                       Independent Auditors' Consent


The Board of Directors
Florida Progress Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Florida Progress Corporation of our report dated January 26, 1998 relating to the consolidated balance sheets of Florida Progress Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K and 10-K/A-1 of Florida Progress Corporation.





                                   /s/ KPMG Peat Marwick LLP

St. Petersburg, Florida
October 26, 1998